Exhibit 99.1

            TechTeam Global Reports Record Earnings of $.18 Per Share
                             for First Quarter 2005

    *   Record revenue of $42.0 million, up 39.4% from first quarter 2004 (1Q04)
    *   Record gross profit of $10.7 million, up 49.6% from 1Q04
    *   Record operating income of $2.42 million, up 93.1% from 1Q04
    *   Record net income of $1.75 million, up 180% from 1Q04

    SOUTHFIELD, Mich., April 28 /PRNewswire-FirstCall/ -- TechTeam Global, Inc. (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today reported net income of $1.75 million, or $.18 per diluted common share -- quarterly net income and earnings per share records for the Company -- for the three months ended March 31, 2005. For the three months ended March 31, 2004, the Company reported net income of $624,000, or $.07 per diluted common share, a year-over-year improvement of 180% in net income. For the three months ended December 31, 2004, TechTeam reported net income of $1.51 million, or $.16 per diluted common share, sequential growth of 16.2% in net income(1).

    Excluding the net income contributed from Sytel, Inc. ("Sytel"), a wholly-owned subsidiary of the Company acquired on January 3, 2005, net income was $1.18 million, or $.12 per diluted common share, for the three months ended March 31, 2005.

    Total revenue grew 39.4% to $42.0 million for the three months ended March 31, 2005, an increase from $30.2 million for the same period in 2004. Total revenue also grew sequentially 26.2% from the revenue of $33.3 million reported for the three months ended December 31, 2004. Excluding the revenue contributed by Sytel, total revenue grew 10.9% to $33.5 million for the three months ended March 31, 2005, an increase from $30.2 million of revenue reported for the same period in 2004 and sequential growth of 0.4% from the revenue of $33.3 million reported for the three months ended December 31, 2004.

    Gross profit improved 49.6% to $10.7 million for the three months ended March 31, 2005, from $7.16 million for the same period in 2004. Gross profit also grew sequentially 41.8% from the gross profit of $7.55 million reported for the three months ended December 31, 2004(1). Excluding the gross profit contributed by Sytel, gross profit grew 15.6% to $8.28 million for the three months ended March 31, 2005, and grew sequentially 9.6% from the gross profit reported for the three months ended December 31, 2004(1).

    The Company's gross margin (gross profit expressed as a percentage of revenue) performance improved to 25.5% for the three months ended March 31, 2005 from 23.7% for the same period in 2004. Gross margin also improved sequentially from 22.7% reported for the three months ended December 31, 2004(1). Excluding the results of Sytel, gross margin was 24.7% for the three months ended March 31, 2005.

    Selling, general, and administrative (SG&A) expense was $8.29 million for the three months ended March 31, 2005, or 19.7% of the Company's total revenue of $42.0 million. SG&A expense was $5.91 million, or 19.6% of revenue, for the same period in 2004. SG&A expense was $6.11 million, or 18.3% of revenue, for the three months ended December 31, 2004. Excluding the results of Sytel, SG&A expense was $6.79 million for the three months ended March 31, 2005, compared with $5.91 million for the same period in 2004, and $6.11 million for the three months ended December 31, 2004(1).

    The Company's financial results for the three months ended March 31, 2005 included a non-recurring expense which increased the Company's total SG&A expense. As required under the Stock Purchase Agreement by which TechTeam acquired Digital Support Corporation ("DSC") on December 31, 2003, TechTeam paid certain key employees of DSC a one-time cash bonus of $200,000 following DSC's successful renewal of their professional services contract with the United States Air National Guard (see the Company's press release dated April 7, 2005). Absent this expense, TechTeam's pro-forma net income would have been approximately $1.87 million, or $.19 per diluted common share. Additionally, the Company recorded $55,000 in net income, or $.01 per diluted common share, from TechTeam Capital Group, LLC, a discontinued operation, during the first quarter of 2005.

    Operating income grew 93.1% to $2.42 million for the three months ended March 31, 2005, an increase from $1.25 million for the same period in 2004. Operating income also grew sequentially 68.2% from operating income of $1.44 million reported for the three months ended December 31, 2004(1). Excluding the operating income contributed by Sytel, operating income grew 18.5% to $1.48 million for the three months ended March 31, 2005, an increase from $1.25 million of operating income reported for the same period in 2004 and sequential growth of 3.1% from operating income of $1.44 million reported for the three months ended December 31, 2004(1).

    Commenting on the Company's financial results, William F. Coyro, Jr., TechTeam Global's President and Chief Executive Officer, stated, "TechTeam delivered its strongest quarterly financial results in its 26-year history during the first quarter of 2005: Top-line revenue growth of 39%, revenue growth -- excluding Sytel -- of 11%, record operating income of $2.4 million, and record net income of $1.8 million, or $.18 per share. We also completed the largest acquisition in the history of the Company when we bought Sytel, Inc.
-- a premier provider of systems integration and technology solutions to the federal government -- on January 3. Our DSC subsidiary successfully renewed its professional services contract with the U.S. Air National Guard, its largest customer contract, representing a potential revenue stream to the Company of approximately $55 million over four-and-one-half years. The addition of DSC and Sytel has helped to position TechTeam as a strong presence in the government technology services market.

    Coyro added, "TechTeam completed 2004 and has now begun 2005 well-positioned to continue executing upon our aggressive domestic and international growth strategy -- to become a global provider of IT and business process outsourcing support services with $500 million in revenue by 2009 through a combination of sustained organic growth coupled with selective, strategic, and accretive acquisitions. TechTeam also continues to enjoy its traditionally solid balance sheet, net cash reserves of $24 million, and a very talented employee base. TechTeam remains focused on delivering the best overall value proposition in our industry -- the best combination of high quality, low cost, flexibility, and customer satisfaction."

    Other significant components of TechTeam Global's first quarter 2005 performance include the following:

    * Revenue from our European operations increased 44.5% to $12.6 million for the three months ended March 31, 2005 from $8.75 million during the same period in 2004.

    * Net cash provided by operating activities was $5.66 million for the three months ended March 31, 2005, versus $5.02 million for the same period in 2004, an increase of 12.6%. Net cash from operating activities also grew sequentially 1,354% from the net cash provided by operating activities of $389,000 reported for the three months ended December 31, 2004(1). Free cash flow (net cash provided by operating activities less capital expenditures) was $4.85 million for the three months ended March 31, 2005, versus $4.46 million for the same period in 2004, an increase of 8.7%, and a sequential improvement from the free cash flow of ($824,000) reported for the three months ended December 31, 2004(1).

    * For the three months ended March 31, 2005, earnings before interest, taxes, depreciation, and amortization expense (EBITDA) from continuing operations was $3.86 million, or 9.2% of revenue, compared with EBITDA from continuing operations of $2.04 million for the same period in 2004, an increase of 89.4%. EBITDA from continuing operations also grew sequentially 19.7% from the EBITDA from continuing operations of $3.23 million reported for the three months ended December 31, 2004(1).

    Excluding the results of Sytel, EBITDA from continuing operations was $2.61 million for the three months ended March 31, 2005, an increase of 27.7% from EBITDA from continuing operations of $2.04 million reported for the same period in 2004, but a sequential decline of 19.3% from the EBITDA from continuing operations of $3.23 million reported for the three months ended December 31, 2004(1).

    The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

    * Total cash and cash equivalents were $37.5 million as of March 31, 2005, while long-term debt was $13.7 million as of the same date. This represents $2.68 in net cash and cash equivalents per common share outstanding as of the end of the first quarter of 2005.

    * Total shareholders' equity increased to $68.3 million as of March 31, 2005 from $66.7 million at December 31, 2004, principally due to an increase of $1.75 million in the Company's retained earnings. The Company's net book value increased from $7.60 per common share outstanding at December 31, 2004 to $7.71 per common share outstanding at March 31, 2005(1).

    * For the three months ended March 31, 2005, the basic weighted average number of common shares outstanding was 8,785,445, the basic weighted average number of common and preferred shares outstanding was 9,475,101, and the diluted weighted average number of common shares and common share equivalents outstanding was 9,795,373. The number of common shares issued and outstanding as of March 31, 2005 was 8,847,929.

    (1) In order to provide greater financial reporting transparency and more meaningful sequential comparisons between TechTeam's financial results for the three months ended December 31, 2004 and the three months ended March 31, 2005, the financial community should be reminded that the Company's results of operations for the three months ended December 31, 2004 included several non-recurring expenses and credits. These unusual items included a pre-tax charge to gross profit of $485,000 related to the impairment of a certain software asset; pre-tax income recorded against selling, general, and administrative expense of $377,000 related to the expected recovery of certain non-income- based taxes paid in prior years and the reduction of related tax liabilities; the reduction of federal income tax expense of $396,000 related to the recovery of certain income taxes paid in prior years and the reduction of certain federal tax liabilities due to the utilization of various tax strategies.

    TechTeam Global, Inc. will host an investor teleconference to discuss its first quarter 2005 financial results at 4:30 p.m. EDT, today, Thursday, April 28, 2005. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 212-346-6506.

    To access a simultaneous Webcast of the teleconference, go to the TechTeam Global website at http://www.techteam.com/investors and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly. A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Thursday, April 28, 2005. This toll-free replay will be available until 6:30 p.m. EDT, Thursday, May 12, 2005. To listen to the teleconference replay, call 800-633-8284. (Outside the United States, call +1-402-977-9140.) When prompted, enter the TechTeam reservation number: 21243812.

    TechTeam anticipates announcing its second and third quarter 2005 financial results on July 28 and October 27, respectively. However, these dates are subject to change. Consult the Company's website for the most current information.

    TechTeam Global, Inc. is a worldwide provider of information technology and business process outsourcing support services to Fortune 1000 corporations, multinational companies, product providers, small and mid-sized companies, and government entities. TechTeam's ability to integrate computer services into a flexible, total single-point-of-contact (SPOC) solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unique expertise and experience in providing information technology support solutions, including diversified IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing, and learning services. For information about TechTeam Global, Inc. and its outstanding services, call 1-800-522-4451 or visit http://www.techteam.com . TechTeam's common stock is traded on the NASDAQ National Market under the symbol "TEAM."

    Headquartered in Southfield, Michigan, TechTeam also has locations in Dearborn, Michigan; Davenport, Iowa; Chantilly and Herndon, Virginia; Portsmouth, Rhode Island; Bethesda and Germantown, Maryland; Brussels and Gent, Belgium; Uxbridge, United Kingdom; Cologne, Germany; Gothenburg, Sweden; and Bucharest, Romania.

    Safe Harbor Statement
    The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, the Company's ability to successfully integrate acquisitions and to retain key employees. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

                                 Financial Data
                              TechTeam Global, Inc.
           Condensed Consolidated Statements of Operations (unaudited)
                      (In thousands, except per share data)

                                           Three Months Ended March 31,        %
                                               2005            2004           Change
                                           ------------    ------------    ------------
Revenue                                    $     42,038    $     30,164            39.4%
    Cost of services                             31,330          23,007            36.2%
Gross Profit                                     10,708           7,157            49.6%
    SG&A expense                                  8,290           5,905            40.4%
Operating Income                                  2,418           1,252            93.1%
    Net interest income                              83             167
    Foreign currency
     transaction loss                               (24)           (199)
Income from Continuing
 Operations before Income Taxes                   2,477           1,220
    Income tax provision                            782             592
Income from Continuing
 Operations                                       1,695             628
    Income (loss) from
     discontinued operation,
     net of tax                                      55              (4)
Net Income                                 $      1,750    $        624             180%
Diluted Earnings per Common Share
    Continuing operations                  $       0.17    $       0.07
    Discontinued operation                         0.01            0.00
    Total                                  $       0.18    $       0.07
Diluted weighted average
 common shares and common
 share equivalents                                9,795           9,580

EBITDA from Continuing
 Operations(1)                             $      3,864    $      2,040            89.4%

(1) Reconciliation of
 Operating Income to
 EBITDA from Continuing
 Operations
    Operating income                       $      2,418    $      1,252            93.1%
    Depreciation and
     amortization                                 1,470             987            48.9%
    Foreign currency
     transaction loss                               (24)           (199)          (87.9)%
EBITDA from Continuing
 Operations                                $      3,864    $      2,040           89.4%

       Condensed Consolidated Statements of Financial Position (unaudited)
                                 (In thousands)

                                             March 31,     December 31,
                                               2005            2004          % Change
                                           ------------    ------------    ------------
Current Assets
    Cash and cash equivalents              $     37,456    $     40,436            (7.4)%
    Accounts receivable,
     less reserves                               42,198          28,888            46.1%
    Other current assets                          2,896           2,288            26.6%
    Current assets of
     discontinued operation                          86              97           (11.3)%
Total Current Assets                             82,636          71,709            15.2%
Net Property, Equipment,
 and Purchased Software                           8,108           8,382            (3.3)%
Other Assets
    Goodwill                                     19,556           4,768             310%
    Intangibles, less
     accumulated amortization                    11,063           3,672             201%
    Other                                           383             441           (13.2)%
    Net noncurrent assets
     of discontinued operation                        -              15            (100)%
Total Other Assets                               31,002           8,896             248%
Total Assets                               $    121,746    $     88,987            36.8%

Current Liabilities
    Accounts payable                       $     11,770    $      3,707             218%
    Accrued payroll,
     related taxes,
     and withholdings                             9,805           7,485            31.0%
    Current portion of
     notes payable                                   15              27           (44.4)%
    Accrued liabilities,
     taxes, and other                             8,222           4,397            87.0%
    Current liabilities of
     discontinued operation                           7              12           (41.7)%
Total Current Liabilities                        29,819          15,628            90.8%
Long-Term Liabilities
    Long-term debt                               13,712               -               -
    Deferred income
     tax liability                                4,345           1,285             238%
    Other long-term liabilities                     612             414            47.8%
Total long-term liabilities                      18,669           1,699             999%
Redeemable Preferred Stock                        5,000           5,000               -
Shareholders' Equity
    Common stock                                     88              88               -
    Additional paid-in capital                   60,328          59,437             1.5%
    Unamortized deferred
     compensation                                  (509)           (533)           (4.5)%
    Retained earnings                             6,543           4,793            36.5%
    Accumulated other
     comprehensive income                         1,808           2,875           (37.1)%
Total shareholders' equity                       68,258          66,660             2.4%
Total Liabilities and
 Shareholders' Equity                      $    121,746    $     88,987            36.8%

           Condensed Consolidated Statements of Cash Flows (unaudited)
                                 (In thousands)

                                                          Three Months Ended March 31,
                                                              2005            2004
                                                          ------------    ------------
Operating Activities
    Net income                                            $      1,750    $        624
    (Income) loss from discontinued operation                      (55)              4
    Other adjustments to reconcile net income
     to net cash provided by operating activities
            Depreciation and amortization                        1,470             987
            Other adjustments                                    2,457           2,906
            Net operating cash flow from
             discontinued operation                                 35             502
Net cash provided by operating activities                        5,657           5,023
Investing Activities
    Purchase of property, equipment,
     and software, net                                            (809)           (564)
    Cash paid for acquisitions,
     net of cash acquired                                      (21,260)           (201)
Net cash used in investing activities                          (22,069)           (765)
Financing Activities
    Proceeds from issuance of long-term debt                    15,000               -
    Proceeds from issuance of Company stock                        227             144
    Payments on long-term debt and notes payable                (1,299)           (657)
    Purchase of Company common stock                                 -          (2,744)
    Net financing cash flow from
     discontinued operation                                        (11)            (57)
Net cash used in financing activities                           13,917          (3,314)
Effect of exchange rate changes on
 cash and cash equivalents                                        (485)              6
Increase (decrease) in cash and
 cash equivalents                                               (2,980)            950
Cash and Cash Equivalents at Beginning
 of Period                                                      40,436          35,195
Cash and Cash Equivalents at End of Period                $     37,456    $     36,145


SOURCE  TechTeam Global, Inc.
    -0-                             04/28/2005
    /CONTACT: William F. Coyro, Jr., President and Chief Executive Officer, +1-248-357-2866, wcoyro@techteam.com , or David W. Morgan, Vice President, Chief Financial Officer and Treasurer, +1-248-357-2866, dmorgan@techteam.com , both of TechTeam Global, Inc./
    /Web site:  http://www.techteam.com